Registration No. 333-170669

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BRIGHAM EXPLORATION COMPANY

(Exact name of registrant as specified in its charter)

Delaware	75-2692967
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

6300 Bridgepoint Pkwy, Bldg. Two Suite 500, Austin, Texas	78730
(Address of Principal Executive Offices)	Zip Code

Stock Options Granted to Non-Employee Directors

(Full title of the plan)

Ben M. Brigham

Chief Executive Officer and President

Brigham Exploration Company

6300 Bridgepoint Pkwy, Bldg. Two, Suite 500

Austin, Texas 78730

(Name and address of agent for service)

(512) 427-3300

(Telephone number, including area code, of agent for service)

Copies of all communications, including all communications sent to the agent for service, should be sent to:

Copy to:

Joe Dannenmaier

Amy Curtis

Kenn Webb

Thompson & Knight LLP

One Arts Plaza

1722 Routh Street, Suite 1500

Dallas, Texas 75201-2533

(214) 969-1700

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definitions of “large accelerated filer”, “accelerated filer”, and “smaller reporting company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (this “Post-Effective Amendment”) relates to the Registration Statement of Brigham Exploration Company, a Delaware corporation (the “Company”), on Form S-8 (Registration No. 333-170669), filed with the Securities and Exchange Commission (the “SEC”) on November 18, 2010 (the “Registration Statement”), which registered the offering of 200,000 shares of common stock, par value $0.01 per share (the “Shares”), related to stock options granted conditionally to the non-employee directors of the Company.

On December 8, 2011, pursuant to the Agreement and Plan of Merger, dated October 17, 2011 (the “Merger Agreement”), by and among the Company, Statoil ASA, a public limited liability company organized under the laws of the Kingdom of Norway (“Parent”), and Fargo Acquisition Inc., a Delaware corporation (“Merger Sub”), Parent and Merger Sub merged Merger Sub with and into the Company, with the Company continuing as the surviving corporation and as a wholly-owned subsidiary of Parent (the “Merger”). As a result of the Merger, the Company has terminated the offering of its Shares pursuant to this Registration Statement.

In connection with the Merger and other transactions contemplated by the Merger Agreement, and in accordance with an undertaking made by the Company in the Registration Statement to remove from registration by means of a post-effective amendment any Shares which remain unsold at the termination of the offering, the Company hereby removes and withdraws from registration all securities of the Company registered pursuant to the Registration Statement that remain unsold as of the date hereof.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin, the State of Texas, on this 29th day of December, 2011.

BRIGHAM EXPLORATION COMPANY

By:	/s/ Ben M. Brigham

Ben M. Brigham
Chief Executive Officer and President

Pursuant to the requirements of the Securities Act, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Name	Date	Title

/s/ Ben M. Brigham Ben M. Brigham	December 29, 2011	Chief Executive Officer and President (Principal Executive Officer)

/s/ Eugene B. Shepherd, Jr. Eugene B. Shepherd, Jr.	December 29, 2011	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)

/s/ Jason Nye Jason Nye	December 29, 2011	Director

/s/ Kathy Kanocz Kathy Kanocz	December 29, 2011	Director

/s/ Andrew Byron Winkle Andrew Byron Winkle	December 29, 2011	Director